Exhibit 3.3

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MQ ASSOCIATES, INC.

The undersigned, Todd Latz, certifies that he is the General Counsel and Secretary of MQ Associates, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does, on behalf of the Corporation, hereby further certify as follows:

FIRST: The name of the corporation is MQ Associates, Inc.

SECOND: The Certificate of Incorporation of the Corporation, filed on December 30, 1998, with an effective date of January 1, 1999, as in effect on the date hereof, is hereby amended and restated to read in its entirety as set forth on EXHIBIT A hereto.

THIRD: Said Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have executed this certificate this 15th day of November, 2007.

By:	/s/ Todd Latz
Name:	Todd Latz
Title:	General Counsel and Secretary

EXHIBIT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MQ ASSOCIATES, INC.

ARTICLE I

NAME

The name of the corporation is: MQ Associates, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.001 per share.

ARTICLE V

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation.  The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require. Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any repeal or modification of the foregoing two paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

AMENDMENTS

From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the DGCL may be added or inserted, in the manner and at the time prescribed by the DGCL and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this ARTICLE VI.

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